Exhibit 99.1

AMASS Brands Inc. Announces Preliminary Third Quarter 2026 Net Revenue of Approximately $5.3 Million, Up 30% Year-Over-Year

Third Quarter Net Revenue Exceeds Guidance by Approximately 20%

Preliminary Core Brand Net Revenue Grows approximately 67% While Preliminary Non-Alcoholic & Functional Revenue Increases More Than 5x

SANTA MARIA, Calif., October 6, 2026 — AMASS Brands Inc. (Nasdaq: AMSS), a premium, multi-category beverage platform spanning non-alcohol, functional, and alcohol 2.0 products, today announced preliminary, unaudited net revenue for the third quarter ended September 30, 2026.

Preliminary Third Quarter 2026 Financial Highlights

•	Net revenue of approximately $5.3 million, up approximately 30% from $4.1 million in the prior-year quarter
•	Net revenue exceeded the Company’s third-quarter guidance of at least $4.4 million by approximately 20%
•	Core brand net revenue of approximately $3.8 million, up 67%
•	Wine & Spirits segment net revenue of approximately $4.7 million, up 18%
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Non-Alcoholic and Functional segment net revenue increased approximately 5.1 times the prior-year quarter, up 53% from the second quarter of 2026 to approximately $0.6 million, supported by the launch of AMASS Electrolytes.

Third Quarter 2026 Brand Highlights

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Good Twin Retail Sales Grew 144%. Good Twin retail dollar sales grew approximately 144% year-over-year in the latest four weeks, approximately 8 times the growth rate of the U.S. non-alcoholic wine category and the fastest velocity growth among established brands in the category’s top 15.[1] Sales per point of distribution rose approximately 78%, the largest gain in the top 15, and Good Twin ranks #3 in that group by sales rate per store. Dollar sales grew 123% over the latest 13 weeks and 109% over the latest 26 weeks.

•

Pizzolato Held #1 in U.S. Organic Sparkling Wine. Pizzolato remained the #1 organic sparkling wine in the U.S. across every measured period, with nearly 29% dollar share. Dollar sales grew 33% in the latest four weeks, compared with 3.6% for the organic sparkling wine category, and the brand’s 187mL minis grew between 26% and 39% across every measured period.[1]

•

AMASS Electrolytes Expanded to Six Key U.S. Markets. Since its May 2026 launch, AMASS Electrolytes has secured distribution with leading distributors in six key markets: Southern Glazer’s Wine & Spirits (California), Great Lakes Wine & Spirits (Michigan), Prime (Georgia), Vinejoy and Marketplace (Illinois), Manhattan Distributors (New York) and Empire Distributors (Colorado).

Management Commentary

"Our preliminary third quarter results demonstrate what we believe AMASS can become. Our strategy has always been focused on building a portfolio concentrated around categories where consumer demand is growing, where we believe we can create category leaders, and where our existing platform gives us an advantage," said Mark Thomas Lynn, Founder and Chief Executive Officer of AMASS. “During the quarter, continued execution of that strategy resulted in 30% revenue growth, Core Brand growth of 67%, and results that materially exceeded the guidance we introduced as a public company. Against a broader beverage industry backdrop of muted growth, we believe this performance speaks to the strength of the portfolio we’re building and the opportunity ahead."

"Perhaps most importantly, the growth is coming from exactly where we want it to come from. Good Twin continues to significantly outpace its category, Pizzolato remains the leading organic sparkling wine in the United States, and AMASS Electrolytes has expanded into six key markets just months after launch. We believe these results provide further evidence that our strategy is working as intended and that AMASS is becoming a more focused, higher-quality and increasingly scalable beverage platform."

Preliminary Unaudited Results

The preliminary results in this press release are based on management’s initial review of the Company’s results for the quarter ended September 30, 2026. They are unaudited, are subject to the completion of the Company’s quarter-end financial close procedures and the review of its independent registered public accounting firm, and may differ materially from the results the Company ultimately reports. The Company has not completed its review of gross profit, operating expenses, Adjusted EBITDA, or other financial measures for the quarter, and this press release does not present them. The Company expects to report full third quarter 2026 financial results after market close on or before November 16, 2026.

1 NielsenIQ retail scan data, Total U.S. xAOC + Liquor Open State + Convenience, periods ending September 5, 2026. Good Twin rankings and growth measured within the U.S. non-alcoholic wine category; Pizzolato rankings and growth measured within the U.S. organic sparkling wine category. Growth rates compare to the same period one year prior. “Established brands” are brands with measured retail sales in the comparable year-ago period. Velocity is dollar sales per point of distribution.

About AMASS Brands Inc.

AMASS Brands, Inc.(Nasdaq: AMSS) is a next-generation beverage platform built around the brands defining how modern consumers drink, and increasingly, how they don’t. The company’s portfolio spans non-alcohol, functional, and alcohol 2.0 categories, with standout brands across each: Good Twin Non-Alcoholic Wine, a top non-alcoholic wine in the U.S. and one of the fastest-growing in the category; AMASS Electrolytes, a functional disruptor redefining the hydration category; and Summer Water Rosé, the zero-sugar, #1-selling domestic rosé priced between $15 and $20 in the U.S., among others across the portfolio. As moderation trends accelerate, AMASS is positioned to benefit structurally rather than reactively, with margin discipline, cohesive brand architecture, and the multi-brand scalability that supports the Company’s long-term brand and platform growth strategy.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s preliminary, unaudited net revenue and other financial results for the third quarter ended September 30, 2026, the expected timing of the Company’s full third quarter results, and statements regarding the Company’s strategy, brand portfolio, distribution expansion, expected revenue mix, capital resources and liquidity. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. Those risks include, without limitation: the risk that the Company’s final results for the third quarter differ from the preliminary results in this press release as a result of the completion of its quarter-end close procedures, final adjustments or other developments; the substantial doubt regarding the Company’s ability to continue as a going concern; the Company’s need to raise additional capital and the terms on which that capital may be available, and the other factors described under “Risk Factors” in the Company’s Prospectus dated June 29, 2026 (File No.: 333-297139) and in its subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.

Investor Relations Contact

KCSA Strategic Communications

Rob Kelly, Vice President

(212) 896-1254

AMASS@KCSA.com